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                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of July 6, 2000, is made by and among ADVANCED ENERGY INDUSTRIES, INC., a Delaware corporation ("Parent"), FLOW ACQUISITION CORPORATION, a Colorado corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ENGINEERING MEASUREMENTS COMPANY, a Colorado corporation (the "Company").

                                    RECITALS

         A. The Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company would enable the companies to achieve short-term and long-term strategic and financial benefits to the benefit of their respective stockholders and, accordingly, for that and other reasons is in the best interests of their respective stockholders. Each of such Boards of Directors desires to effect the Merger (as defined herein), on the terms and subject to the conditions set forth herein.

         B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes.

         C. It is intended that the Merger be accounted for as a pooling of interests for financial accounting purposes.

         D. Parent has incorporated and organized Merger Sub solely to facilitate the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         "Affiliate" means each "affiliate" as defined in Rule 145 of the rules and regulations promulgated under the Securities Act.

         "Affiliate Letter" has the meaning set forth in Section 6.8.

         "Agreement" has the meaning set forth in the preface above.

         "Alternative Proposal" has the meaning set forth in Section 6.1(b).



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         "APB No. 16" means the Accounting Principles Board Opinion Number 16.

         "Articles of Merger" has the meaning set forth in Section 2.3.

         "CBCA" has the meaning set forth in Section 2.1.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Certificate" has the meaning set forth in Section 3.2(b).

         "Closing" has the meaning set forth in Section 2.2.

         "Closing Date" has the meaning set forth in Section 2.2.

         "Code" has the meaning set forth in the recitals above.

         "Commission" means the Securities and Exchange Commission of the United States of America.

         "Company" has the meaning set forth in the preface above.

         "Company Benefit Plans" means all employee benefit plans as defined in
Section 3.3 of ERISA and any other plan, contract, program, policy or benefit arrangements covering employees or former employees of the Company and all employee agreements providing compensation, severance or other benefits to any employee or former employee of the Company.

         "Company Board" means the Board of Directors of the Company.

         "Company Common Stock" means the common stock of the Company.

         "Company Contract" has the meaning set forth in Section 4.10.

         "Company Disclosure Schedule" means the disclosure schedule delivered by the Company at or prior to the execution hereof to Parent.

         "Company Material Adverse Effect" means a material adverse effect on or change in the business, prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

         "Company Option Plans" has the meaning set forth in Section 3.2(d)(i).

         "Company Options" has the meaning set forth in Section 3.2(d)(i).

         "Company Personnel" has the meaning set forth in Section 6.10(a).

         "Company Real Properties" means all real property ever owned, leased or occupied by the Company or any Predecessor.


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         "Company Reports" has the meaning set forth in Section 4.6(a).

         "Confidentiality Agreement" has the meaning set forth in
Section 8.5(c).

         "Copyrights" means any and all of Company's copyrights, copyrightable works, semiconductor topography and mask work interests, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

         "Current Policy" has the meaning provided in Section 6.14(b).

         "Effective Date" means the date upon which this Agreement has been executed by each of the parties.

         "Effective Time" has the meaning set forth in Section 2.3.

         "Enforceability Exceptions" has the meaning set forth in
Section 4.3(c).

         "Environmental Requirements" means any applicable laws, regulations, ordinances or other provisions having the force or effect of law, or any judicial, governmental, or administrative orders, requests, or determinations, or any common law requirements relating to the protection of human health or the environment (both natural and workplace), including without limitation any Environmental Requirements concerning (A) the use, generation, treatment, storage, transportation, handling or disposal of Hazardous Materials, (B) the control of soil, surface or groundwater pollution products, (C) air quality and emission standards, or (D) health, safety and hazard communication matters. Environmental Requirements include, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, SWDA, the Atomic Energy Act, the Federal Food Drug and Cosmetic Act, and equivalent state and local ordinances and statutes and ordinances in countries other than the United States of America.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.


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         "Exchange Agent" has the meaning set forth in Section 3.3(a).

         "Exchange Fund" has the meaning set forth in Section 3.3(a).

         "Exchange Ratio" means the number determined by dividing (i) 900,000 by
(ii) the total number as of the Effective Time of (A) outstanding shares of Company Common Stock plus (B) shares underlying outstanding Company Options.

         "Future Benefit Plans" has the meaning set forth in Section 6.10(b).

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "Hazardous Materials" means any toxic, injurious or hazardous materials, substances or wastes, toxic pollutants or contaminants, including petroleum products, crude oil or any by-products or derivatives thereof as any of the foregoing terms are defined in federal, state and local laws applicable to the Company or Parent, as the case may be, but does not include commercially available office cleaning or janitorial supplies.

         "Intellectual Property" means any and all of the following of the Company and the Company Subsidiaries: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any and all technology, ideas, inventions, designs, proprietary information, unpublished research and development information, manufacturing and operating information, know-how, formulae, trade secrets and technical data, computer programs, and all hardware, software and processes.

         "IRS" means the federal Internal Revenue Service.

         "ISOs" has the meaning set forth in Section 3.2(d)(iii).

         "Issued Patents" means any and all issued patents, reissue or reexamination patents, revivals of patents, utility models, certificates of invention, registrations of patents, or extensions thereof, regardless of country or formal name.

         "Last Report Date" means April 30, 2000.

         "Letter of Transmittal" has the meaning set forth in Section 3.3(c).

         "Merger" has the meaning set forth in Section 2.1.

         "Merger Certificates" has the meaning set forth in Section 3.3(a).

         "Merger Sub" has the meaning set forth in the preface above.

         "Parent" has the meaning set forth in the preface above.

         "Parent Board" means the Board of Directors of Parent.



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         "Parent Common Stock" means the common stock of the Parent.

         "Parent Material Adverse Effect" means a material adverse effect on or change in the business, prospects, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole.

         "Parent Option Plans" has the meaning set forth in Section 3.2(d)(iv).

         "Parent Options" means all options to acquire Parent Common Stock granted by Parent.

         "Parent Preferred Stock" means the 1,000,000 authorized shares of Parent preferred stock.

         "Parent Reports" has the meaning set forth in Section 5.5.

         "Parent Share" means any share of the voting common stock of Advanced Energy Industries, Inc.

         "Patent Applications" means any and all patent rights, including, without limitation, all United States and foreign utility and design patents, and all published or unpublished nonprovisional and provisional patent applications, including, without limitation, any and all applications of additions, divisionals, continuations, continuations-in-part, reexaminations, substitutions, extensions, renewals, utility models, certificates of invention or reissues thereof or therefor, invention disclosures and records of invention for abandoned patent applications

         "Patents" means the Patent Applications and the Issued Patents.

         "Permits" means all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments.

         "Person" includes both natural persons and entities.

         "Post Closing Dividends" has the meaning set forth in Section 3.3(f).

         "Predecessor" means any Person that owns or has ever owned, leased or occupied the Company Real Properties.

         "Proxy Statement/Prospectus" has the meaning provided in
Section 6.7(a).

         "Qualified Plan" means each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, and either
(i) the IRS has issued a favorable determination letter that has not been revoked, or (ii) an application for a favorable determination letter was timely submitted to the IRS for which no final action has been taken by the IRS as of the Closing Date.

         "Registration Statement" has the meaning set forth in Section 6.7(a).


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         "Securities Act" means the Securities Act of 1933, as amended.

         "Significant Subsidiaries" of a party means Subsidiaries of such party which constitute "significant subsidiaries" under Rule 405 promulgated by the Commission under the Securities Act.

         "Specified Post-Closing Dividends" has the meaning set forth in Section 3.3(f).

         "Stock Purchase Plan" has the meaning set forth in Section 3.2(d)(iv).

         "Stockholders Meeting" means a meeting of the holders of Company Common Stock.

         "Subsidiary" of a party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

         "Substituted Options" has the meaning set forth in Section 3.2(d)(i).

         "Surviving Corporation" has the meaning set forth in Section 2.1.

         "SWDA" means the Solid Waste Disposal Act, as amended.

         "Termination Fee" has the meaning set forth in Section 8.5(a).

         "Trademarks" means any and all of Company's trademarks, registered trademarks, applications for registration of trademark, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names, and applications for registrations of trade names.

         "Transaction" has the meaning provided in Section 6.1(b).

                                   ARTICLE 2
                                   THE MERGER

         2.1 THE BASIC TRANSACTION. On the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and shall become a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the Colorado Business Corporation Act (the "CBCA").

         2.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of the Company at


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10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 7 shall be completely fulfilled or waived in accordance herewith, or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         2.3 EFFECTIVE TIME. On the Closing Date, Articles of Merger meeting the requirements of Section 7-111-105 of the CBCA in the form of Exhibit 2.3 (the "Articles of Merger") shall be executed and filed in the office of the Colorado Secretary of State, in accordance with the CBCA. The Merger shall become effective at (a) the time of filing of the Articles of Merger with the Colorado Secretary of State or (b) such later time as agreed by the parties hereto and designated in the Articles of Merger as the effective time of the Merger (the "Effective Time").

         2.4 ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 3
                      CONVERSION AND EXCHANGE OF SECURITIES

         3.1 MERGER SUB STOCK. At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

         3.2 COMPANY STOCK; OPTIONS.

              (A) EXCHANGE RATIO. At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio.

              (B) CANCELLATION OF COMPANY COMMON STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holders thereof, all shares of Company Common Stock outstanding at the Effective Time shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive upon the surrender of a certificate representing such shares of Company Common Stock (a "Certificate")



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(i) the number of shares of Parent Common Stock determined in accordance with this Section 3.2, and (ii) cash, without interest, payable (A) in lieu of any fractional shares of Parent Common Stock, in accordance with Section 3.3(b), and
(B) as Specified Post-Closing Dividends, in accordance with Section 3.3(f).

              (C) TREASURY SHARES AND SHARES HELD BY SUBSIDIARIES. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company, any and all shares of Company Common Stock issued and held in the Company's treasury shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

              (D) OPTIONS.

                    (i) At the Effective Time, as a result of the Merger and without any action on the part of holder thereof, each option to purchase Company Common Stock granted by the Company (collectively, "Company Options") under one of its stock option plans (collectively, "Company Option Plans") that remains outstanding and unexercised as of the Effective Time, whether or not vested or exercisable, shall be assumed by Parent and shall be converted into an option to purchase Parent Common Stock (collectively, "Substituted Options").

                    (ii) Subject to subsection 3.2(d)(iii) below, (A) the number of shares of Parent Common Stock underlying a Substituted Option shall be equal to the number of shares of Company Common Stock underlying the subject Company Option multiplied by the Exchange Ratio and rounded to the nearest whole number,
(B) the exercise price per share of a Substituted Option shall be adjusted proportionately such that the aggregate exercise price under the Substituted Options shall remain substantially unchanged, and (C) each Substituted Option shall be exercisable on the same terms and subject to the same conditions as had been applicable to the related Company Option, except to the extent the number of shares and exercise price per share have been adjusted pursuant to (A) and
(B), respectively, of this subsection 3.2(d)(ii).

                    (iii) It is the intention of the parties that Company Options that qualified as incentive stock options, within the meaning of Section 422 of the Code ("ISOs"), immediately prior to the Effective Time, be converted, when assumed by Parent, into Substituted Options that qualify as ISOs immediately following the Effective Time, to the extent permitted by Section 422 of the Code and applicable terms of the Company Option Plans. In furtherance of such intention, the formulae, terms and conditions set forth in subsection 3.2(d)(ii) above may be applied to, or modified for, such Substituted Options as deemed reasonably necessary by Parent, so long as any such application or modification does not materially reduce the benefit of the Substituted Option to the holder thereof.

                    (iv) The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") shall be terminated prior to the Closing. All funds invested in the Stock Purchase Plan but not used by employees to purchase stock thereunder prior to the Effective Time shall be transferred or otherwise credited to employees of the Company



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such that, following the Effective Time, each such employee shall have purchase rights under Parent's stock purchase plans substantially similar to those existing under the Stock Purchase Plan immediately prior to the Effective Time.

                    (v) On or prior to the Effective Time, Parent shall file with the Commission a Registration Statement on Form S-3 or Form S-8, as determined by Parent in its sole discretion, relating to the issuance of the Parent Common Stock underlying the Substituted Options or shall cause such Parent Common Stock to be included in an effective Registration Statement on Form S-8 relating to one or more of Parent's stock option plans (collectively, "Parent Option Plans"). So long as any Substituted Options remain outstanding, Parent shall use its reasonable best efforts to maintain the effectiveness of any Registration Statement(s) related to the Substituted Options (and to maintain the current status of the prospectus or prospectuses related thereto). At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Substituted Options. To the extent required by the relevant market or exchange, Parent shall list or qualify all such shares for trading on the principal market or exchange on which Parent Common Stock is traded from time to time.

         3.3 EXCHANGE OF CERTIFICATES REPRESENTING COMPANY COMMON STOCK.

              (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article 3, (i) certificates representing the shares of Parent Common Stock to be issued in connection with the Merger ("Merger Certificates"), and (ii) Parent's good faith estimate of the cash in lieu of fractional shares expected to be payable in connection with the Merger. Such cash and Merger Certificates are referred to herein as the "Exchange Fund."

              (b) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock, cash will be paid in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash shall be equal to such fractional proportion of the closing price of one share of Parent Common Stock as reported in The Wall Street Journal, Eastern Edition, as of the last day prior to the Effective Time on which trading is conducted on the Nasdaq National Market. No interest will be paid or accrued on the cash payable to holders of shares of Company Common Stock.

              (c) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal, in a typical form and having such provisions as Parent may reasonably specify ("Letter of Transmittal"), which shall advise the holder that delivery of Merger Certificates shall be effected, and risk of loss to such holder's shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent, and (ii) instructions for use in effecting the surrender of such



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Certificates in exchange for Merger Certificates and cash in lieu of fractional shares from the Exchange Fund.

              (d) Upon surrender of a Certificate to the Exchange Agent for cancellation, together with a duly executed and properly completed Letter of Transmittal, (i) the holder of the shares of Company Common Stock represented by such Certificate shall be entitled to receive in exchange therefor from the Exchange Fund (A) a Merger Certificate representing that number of whole shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock represented by the Certificate by the Exchange Ratio, and (B) a check representing (1) the amount of cash in lieu of fractional shares of Parent Common Stock, if any, determined pursuant to paragraph (b) of this Section 3.3, and (2) any Specified Post-Closing Dividends, in each case less any applicable tax withholding, and (ii) the Company Common Stock represented by the surrendered Certificate shall thereupon be canceled.

              (e) In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a Merger Certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, may be issued to such transferee of such Company Common Stock, if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents, in form and substance reasonably satisfactory to Parent and the Exchange Agent, required to evidence and effect such transfer of Company Common Stock and to evidence that any applicable stock transfer taxes have been paid. There shall be no transfers on the transfer records of the Company, at or after the Effective Time, of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

              (f) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent Common Stock ("Post-Closing Dividends") shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of Post-Closing Dividends with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon ("Specified Post-Closing Dividends"), and (ii) at the appropriate payment date, the amount of Post-Closing Dividends with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

              (g) Certificates surrendered for exchange by any Affiliate of the Company shall not be exchanged until Parent has received a written agreement from such person as provided in Section 6.8.



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              (h) None of Parent, the Company, the Surviving Corporation, the
Exchange Agent or any other person shall be liable to any former stockholder of the Company for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         3.4 LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit (in form and substance satisfactory to the Surviving Corporation) of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement.

         3.5 ADJUSTMENT OF EXCHANGE RATIO. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Company Disclosure Schedule, the Company makes the following representations and warranties to Parent and Merger Sub, as of the date of this Agreement.

         4.1 ORGANIZATION AND STANDING.

              (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and
(iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify, or be in good standing, would have a Company Material Adverse Effect.

              (b) The Company does not have any Subsidiaries and, except as set forth in the Company Disclosure Schedule, does not own any equity securities or securities convertible into or exchangeable or exercisable for equity securities of any other company.

              (c) The Company has not (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part


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of its property, or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

         4.2 CAPITALIZATION.

              (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock. As of April 30, 2000, there were 4,125,259 shares of Company Common Stock issued and outstanding. From such date to the date of this Agreement, no additional shares of capital stock of the Company have been issued, except pursuant to the exercise of Company Options. As of April 30, 2000, Company Options to acquire 338,038 shares of Company Common Stock were outstanding. From such date to the date of this Agreement, no additional Company Options have been granted.

              (b) All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. Other than Company Options, there are no existing and outstanding warrants, rights, options, subscriptions, convertible securities or other agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company.

              (c) The Company does not have any outstanding bonds, debentures, notes or other obligations pursuant to which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

         4.3 AUTHORIZATION; ENFORCEABILITY; NO VIOLATION.

              (a) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

              (b) Subject only to the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company in accordance with the CBCA, all corporate action necessary on the part of the Company for the execution, delivery and performance of this Agreement has been duly taken.

              (c) This Agreement constitutes (assuming this Agreement is a valid and legally binding obligation of Parent and Merger Sub) a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity and public policy considerations (the "Enforceability Exceptions").

              (d) The execution, delivery and performance of this Agreement will not result in any conflict with, breach or violation of or default (or an event which, with notice or lapse of time or both, would constitute a default), termination or forfeiture under (i) any terms or provisions of the Articles of Incorporation or the Bylaws of the Company, (ii) any statute, rule, regulation, judicial, governmental, regulatory or


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administrative decree, order or judgment applicable to the Company, or (iii) any agreement, lease, license, permit or other instrument to which the Company is a party or to which any of its assets are subject, except where any such breach, violation, default, termination or forfeiture would not have or result in a Company Material Adverse Effect.

              (e) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

         4.4 NO CONSENTS. Except as set forth in the Company Disclosure Schedule, no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the Company's part for the consummation by it of the transactions contemplated by this Agreement, except (i) notices and filings required in order to comply with the Securities Act, the Exchange Act, and state securities or "blue sky" laws, and (ii) the filing of the Articles of Merger with the Colorado Secretary of State.

         4.5 COMPLIANCE WITH LAWS. Except where the failure to so comply would not have a Company Material Adverse Effect, the Company (i) has all valid and current Permits, and each Permit is in full force and effect, and (ii) has made all filings and registrations and the like, necessary or required by law to conduct its business as currently conducted. The Company has not received any governmental notice of any violation by it of any laws, rules, regulation or orders applicable to its business. Except where the failure to comply would not have a Company Material Adverse Effect, (a) the Company is not in default under any Permits and is in compliance with the same, and (b) the business and operations of the Company are in compliance with all applicable foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity.

         4.6 COMPANY REPORTS.

              (a) The Company has filed all reports, forms, registrations, schedules, statements and other documents required to be filed by it with the Commission since April 30, 1996 (the "Company Reports"). As of their respective dates, the Company Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. Except to the extent that information contained in any Company Report has been amended, revised or superseded by a Company Report subsequently filed and publicly available prior to the date of this Agreement, none of the Company Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (b) Each of the balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the financial position of the Company as of its date, and each of the statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations and cash flows of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP, except as may be noted therein and subject to the fact that unaudited financial statements do not contain full notes thereto. The Company has no liabilities or obligations required to be disclosed in a balance sheet or the notes thereto prepared in accordance with GAAP, except (i) liabilities or obligations reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, and included in the Company Reports, (ii) liabilities or obligations incurred since the Last Report Date in the ordinary course of business, consistent with past practices, or (iii) liabilities disclosed in a Company Report.

         4.7 ABSENCE OF LITIGATION, ORDERS, JUDGMENTS.

              (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened which involve transactions of or otherwise relate to the Company or any of its businesses or properties, at law or in equity, or before any arbitrator of any kind, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, that are reasonably likely to have a Company Material Adverse Effect.

              (b) There are no outstanding orders, writs, injunctions, decrees, judgments, awards, determinations or directions, which involve transactions of or otherwise relate to the Company or any of its businesses or properties, of any court or arbitrator or under any outstanding order, regulation or demand of any federal, state, municipal or other governmental instrumentality, domestic or foreign, that are reasonably likely to have a Company Material Adverse Effect.

         4.8 ABSENCE OF CERTAIN CHANGES. Since the Last Report Date, the Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect or any event which is reasonably likely to result in a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

         4.9 TAXES. The Company (i) has timely filed all material federal, state and foreign tax returns required to be filed by it for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns and (iii) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns.

         4.10 CONTRACTS. Each (a) agreement, contract and commitment, whether written or oral, to which the Company is a party or by which it is bound and which is filed as an exhibit to or described in a Company Report and (b) material agreement, contract and commitment entered into by the Company, or by which it became bound, after the Last Report Date (collectively, "Company Contracts"), is a valid and legally binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, enforceable against the Company and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. The Company is not, and to the knowledge of the Company no other party to any Company Contract is, in material default thereof. The Company has not, and to the knowledge of the Company no other party to any Company Contract has, performed any act or omitted to perform any act which act or omission, with the giving of notice or passage of time or otherwise, will become a material default thereunder.

         4.11 INTELLECTUAL PROPERTY.

              (a) The Company owns or has the right to use all Intellectual Property used in the operation of its business as presently conducted, without any interference or conflict with or misappropriation or infringement of the Intellectual Property rights of others, other than any interference, conflict, misappropriation or infringement which is not reasonably likely to result in (i) a material adverse effect on the Company's ability to manufacture or sell any of its material products or any material line of products or otherwise to operate its business, (ii) a material liability of the Company, or (iii) material redesign or other corrective costs to the Company. The Company has taken commercially reasonable action to maintain and protect its rights in the material Intellectual Property that it owns or uses. Each material item of Intellectual Property owned or used by the Company immediately prior to the Effective Time hereunder will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately subsequent to the Effective Time.

              (b) Section 4.11 of the Company Disclosure Schedule sets forth all Patents, registered Copyrights, registered Trademarks, joint development agreements, licenses and agreements relating to Intellectual Property owned or used by the Company (other than agreements or licenses for readily available "off-the-shelf" software) that require a consent or waiver to consummate the transactions contemplated by this Agreement.

              (c) To its knowledge, the Company has not, within the past four years, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of others other than any interference, infringement, misappropriation or conflict which did not and is not reasonably likely to result in (i) a material adverse effect on the Company's ability to manufacture or sell any of its material products or any material line of products or otherwise to operate its business, (ii) a material liability of the Company, or (iii) material redesign or other corrective costs to the Company. The Company has not received, and has no knowledge of, any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or conflict (including, without limitation, any claim that the Company must license or refrain from using any Intellectual Property rights of any other person), or that the Company's use of the Intellectual Property constitutes unfair competition.

              (d) To the knowledge of the Company, no fraud or misrepresentation has been made by the Company or any of its officers, directors or employees or the relevant inventors during the prosecution of any of the Patents of the Company, nor has any fraud or misrepresentation been included in any documentation for or other disclosure to any governmental agency of the Intellectual Property of the Company.

         4.12 EMPLOYEE BENEFIT PLANS.

              (a) The Company does not maintain or contribute to or have any actual or, to its knowledge, potential liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), or (iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral and whether or not terminated. The Company has never contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA) or has ever maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). The Company does not maintain or contribute to any Company Benefit Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code.

              (b) With respect to each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, either
(i) the IRS has issued a favorable determination letter that has not been revoked, or (ii) an application for a favorable determination letter was timely submitted to the IRS for which no final action has been taken by the IRS. To the knowledge of the Company, there is no reason that is not susceptible to cure why the qualified status under Section 401(a) of the Code of any Company Benefit Plan would be denied or revoked, whether retroactively or prospectively.

              (c) To the knowledge of the Company, no Company Benefit Plan, any fiduciary thereof, nor the Company has incurred any liability or penalty under
Section 4975 of the Code or Section 502(i) of ERISA. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code, to the extent applicable thereto.

              (d) To the knowledge of the Company, neither the Company nor any ERISA Affiliate (during the period of its affiliated status) has any existing liability currently due and payable that has not been satisfied in full under Title IV of ERISA or Section 412 of the Code. To the knowledge of the Company, there are no current plans to terminate, whether voluntarily or involuntarily, any materially underfunded pension plan of the Company or any ERISA Affiliate that is subject to Title IV of ERISA.

              (e) To the knowledge of the Company, there is no pending or anticipated claim, suit, action or other litigation against or otherwise involving any of the Company Benefit Plans (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) except those which would either have no Company Material Adverse Effect or those which have been released, dismissed, settled or otherwise satisfied, each of which is set forth in Section 4.12(e) of the Company Disclosure Schedule.

              (f) All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for.

              (g) Except as set forth in Schedule 4.12 of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or is reasonably likely to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company.

              (h) The Company has not entered into any severance agreements or adopted any severance policies applicable to the Company or its employees which would have a Company Material Adverse Effect or which have not either been satisfied or provided for, and each such severance agreement and policy is set forth on Section 4.12(h) of the Company Disclosure Schedule.

         4.13 NO BROKERS. The Company has not entered into any contract, arrangement or understanding with any person or firm which will or is reasonably likely to result in the obligation of the Company, Parent or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Quist Financial, Inc. to render a fairness opinion, the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.14 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Quist Financial, Inc. substantially to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

         4.15 PARENT STOCK OWNERSHIP. The Company does not own any shares of Parent Common Stock or other securities convertible into Parent Common Stock.

         4.16 POOLING OF INTERESTS; TAX REORGANIZATION. To the knowledge of the Company, having sought and obtained the advice of its accounting advisors, the

Company has not taken (or as of the date hereof failed to take) any action which would prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission. To the knowledge of the Company, the Company has not taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368 of the Code.

         4.17 ENVIRONMENTAL MATTERS.

              (a) There has not been any violation of any Environmental Requirements by the Company or, to the knowledge of the Company, any Company Predecessor, nor to the knowledge of the Company has there been any third party claim or demand based upon any Environmental Requirements against the Company or any Company Predecessor, other than violations, claims or demands that have not resulted, and are not reasonably likely to result, in a Company Material Adverse Effect.

              (b) The Company has not disposed of, stored or used any Hazardous Materials on, nor has it transported any Hazardous Materials from, any of the Company Real Properties in violation of applicable Environmental Requirements other than a disposal, storage, use or transport which has not resulted in and is not reasonably likely to result in a Company Material Adverse Effect. To the knowledge of the Company, no Company Predecessor has disposed of, stored or used any Hazardous Materials on, nor has any such Company Predecessor transported any Hazardous Materials from, any of the Company Real Properties in violation of applicable Environmental Requirements.

              (c) To the knowledge of the Company, none of the following exists at any of the real property currently owned, leased or occupied by the Company or existed at any of the Company Real Properties at the time the Company or the Company Predecessor operated there: (i) underground storage tanks, (ii) asbestos-containing material in any friable or damaged form or condition, (iii) materials or equipment containing polychlorinated biphenyls (PCBs), or (iv) landfills or surface impoundments.

              (d) To the knowledge of the Company, none of the Company Real Properties is or has been contaminated by any Hazardous Materials, in a manner that has given or is reasonably likely to give rise to any material liability on the part of the Company to any person, including without limitation any governmental authority, for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA, or SWDA, or any other Environmental Requirements, whether federal, state or locally imposed.

         4.18 INSURANCE. The Company maintains insurance with financially sound and reputable insurers, in such amounts, and with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where the Company is located. The Company Disclosure Schedule contains a list of each insurance policy presently maintained by the Company.

         4.19 PROPRIETARY INFORMATION AND INVENTIONS AND CONFIDENTIALITY AGREEMENT. Each employee, consultant, service provider, officer and director of the Company has executed a proprietary information and inventions and confidentiality agreement, copies of which have been provided to Parent. The Company is not aware that any of such persons is in violation thereof, and the Company will use its best efforts to prevent any such violation.

         4.20 ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all instruments, agreements, other documents and written information delivered by the Company to Parent or its counsel are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by the Company in this Agreement, nor any document, written information, statement, financial statement, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives to Parent pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no presently existing event, fact or condition that would have a Company Material Adverse Effect or that could reasonably be expected to do so, which has not been set forth in this Agreement or the exhibits hereto or otherwise disclosed by the Company to Parent in writing in the Company Disclosure Schedule.

         4.21 TITLE TO PROPERTIES; ENCUMBRANCES. The Company Disclosure Schedule contains a complete and accurate list of all real property owned by the Company and all real property leases to which the Company is a party. Except as listed in the Company Disclosure Schedule, the Company has good and marketable title to its properties, interests in properties and assets, real and personal, used in or necessary for the operation of the business of Company, free and clear of all liens and encumbrances. The equipment of Company used in the operation of its business is, taken as a whole, (i) adequate for the business conducted by Company and (ii) in good operating condition and repair, ordinary wear and tear excepted. To the knowledge of the Company, all real or personal property leases to which Company is a party are valid, binding and enforceable against Company and effective in accordance with their respective terms.

                                   ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub make the following representations and warranties to the Company as of the date of this Agreement.

         5.1 ORGANIZATION AND STANDING.

              (a) Parent and each of its Significant Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify, or be in good standing, would have a Parent Material Adverse Effect.

              (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Merger Sub was organized for purposes of consummating the transactions contemplated by this Agreement. Merger Sub has not engaged in any activity other than as provided in, or contemplated by, this Agreement and, as of the date hereof, has no liabilities of any nature, contingent or otherwise, other than liabilities or obligations that may arise from this Agreement or the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are validly issued, fully paid and nonassessable and are owned by Parent.

              (c) Neither Parent nor any of its Subsidiaries (including without limitation Merger Sub) has (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

         5.2 CAPITALIZATION.

              (a) The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of March 31, 2000, there were 28,487,941 shares of Parent Common Stock, and no shares of Parent Preferred Stock, issued and outstanding. From such date to the date of this Agreement, no additional shares of capital stock of Parent have been issued, except pursuant to the exercise of Parent Options. As of March 31, 2000, Parent Options to acquire 1,933,578 shares of Parent Common Stock were outstanding. From such date to the date of this Agreement, no additional Parent Options have been granted.

              (b) All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Other than Parent Options, there are no existing and outstanding warrants, rights, options, subscriptions, convertible securities or other agreements or commitments which obligate Parent to issue, transfer or sell any shares of capital stock of Parent or Merger Sub.

              (c) All of the shares of Parent Common Stock issuable as consideration in the Merger at the Effective Time, when issued in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

         5.3 AUTHORIZATION; ENFORCEABILITY; NO VIOLATION.

              (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, and to perform its respective obligations hereunder.

              (b) All corporate action necessary on the part of Parent and Merger Sub for the execution, delivery and performance of this Agreement has been duly taken. No approval of the stockholders of Parent is required by applicable law or the rules of the Nasdaq National Market in connection with the consummation by Parent or Merger Sub of the transactions contemplated hereby.

              (c) This Agreement constitutes (assuming this Agreement is a valid and binding obligation of the Company), a valid and legally binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

              (d) The execution, delivery and performance of this Agreement will not result in any conflict with, breach or violation of or default (or an event which, with notice or lapse of time or both, would constitute a default), termination or forfeiture under (i) any terms or provisions of the Certificate of Incorporation or the By-laws of Parent or any of its Subsidiaries (including without limitation Merger Sub), (ii) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to Parent or any of its Subsidiaries (including without limitation Merger Sub), or (iii) any agreement, lease, license, permit or other instrument to which Parent or any of its Subsidiaries (including without limitation Merger Sub) is a party or to which any of its assets are subject, except where any such breach, violation, default, termination or forfeiture would not have or result in a Parent Material Adverse Effect.

              (e) There is no action, suit, proceeding or investigation pending or threatened against Parent or any of its Subsidiaries that questions the validity of this Agreement or the right of Parent or Merger Sub to enter into this Agreement or to consummate the transactions contemplated hereby.

         5.4 NO CONSENTS. No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Parent or any of its Subsidiaries for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) notices and filings required in order to comply with the Securities Act, the Exchange Act and state securities or "blue sky" laws, (ii) the filing of the Articles of Merger with the Colorado Secretary of State and (iii) any notices and filings necessary to comply with the rules of the Nasdaq National Market System.

         5.5 PARENT REPORTS.

              (a) Parent has filed all reports, forms, registrations, schedules, statements and other documents required to be filed by it with the Commission since November 17, 1995 (the "Parent Reports"). As of their respective dates, the Parent Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. Except to the extent that information contained in any Parent Report has been amended, revised or superseded by a Parent Report subsequently filed and publicly available prior to the date of this Agreement, none of the Parent Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (b) Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows of Parent included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the income, stockholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP, except as may be noted therein and subject to the fact that unaudited financial statements do not contain full notes thereto. Parent and its Subsidiaries do not have any liabilities or obligations required to be disclosed in a consolidated balance sheet or the notes thereto prepared in accordance with GAAP, except (i) liabilities or obligations reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto, and included in the Parent Reports, (ii) liabilities or obligations incurred since March 31, 2000 in the ordinary course of business, consistent with past practices, or (iii) liabilities disclosed in a Parent Report.

         5.6 POOLING OF INTERESTS; TAX REORGANIZATION. To the knowledge of Parent, having sought and obtained the advice of its accounting advisors, neither Parent nor any of its Subsidiaries has taken (or as of the date hereof failed to take) any action which would prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368 of the Code.

         5.7 ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all instruments, agreements, other documents and written information delivered by Parent to the Company or its counsel are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by Parent in this Agreement, nor any document, written information, statement, financial statement, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by Parent or its representatives to the Company pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no presently existing event, fact or condition that would have a Parent Material Adverse Effect or that could reasonably be expected to do so, which has not been set forth in this Agreement or the exhibits hereto.

         5.8 COMPANY OPTIONS. Parent acknowledges that the vesting of all Company Options will accelerate at the Effective Time.


                                    ARTICLE 6
                                    COVENANTS

         6.1 ALTERNATIVE PROPOSALS.

              (a) Upon execution and delivery of this Agreement, the Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, conducted with any parties heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company. Notwithstanding the foregoing, the Company may issue Company Common Stock issuable upon exercise of the Company Options outstanding on the date hereof and pursuant to the Stock Purchase Plan, subject to the limitations set forth in
Section 3.2(d)(iv).

              (b) Prior to the Closing Date, the Company may, solely in response to unsolicited requests therefor, furnish non-public information regarding itself to any corporation, partnership, person or other entity or group in respect of, and may participate in discussions and negotiate with such entity or group concerning, a business combination, merger, sale of material assets, sale of shares of capital stock or similar transaction involving the Company (a "Transaction"), provided that (i) such entity or group has submitted a written proposal to the Board of Directors of the Company relating to any such Transaction (an "Alternative Proposal"), (ii) the entity or group enters into confidentiality agreements with the Company with respect to such non-public information, and (iii) the Company Board, by a majority vote, determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duty. The Company Board shall provide a copy of any such written proposal to Parent and Merger Sub immediately after receipt thereof, unless prohibited by the terms of such proposal.

              (c) Neither the Company nor any of its affiliates, nor any of such Persons' respective officers, directors, employees, representatives or agents, shall, directly or indirectly (i) encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) concerning any Transaction, or (ii) authorize, propose or announce an intention to authorize or propose any Transaction (other than the Merger), unless and until the Company has received an Alternative Proposal in writing and the Company Board, by majority vote, has determined in its good faith judgment, based as to legal matters on the written advice of legal counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duty; provided, however, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offers; provided, further, that the Company Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Company Board by a majority vote determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duty.

              (d) Nothing in this Section 6.1 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Article 8 hereof),
(ii) permit the Company to enter into any agreement with respect to a Transaction during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, a Transaction, other than a confidentiality agreement in customary form), or (iii) except as specifically provided in Article 8, affect any other obligation of the Company under this Agreement.

         6.2 INTERIM OPERATIONS OF THE COMPANY.

              (a) Prior to the Effective Time, except as set forth in Section
6.2 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, the Company:

                    (i) shall conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                    (ii) shall use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

                    (iii) shall not amend its Articles of Incorporation or Bylaws;

                    (iv) shall promptly notify Parent of (A) any material adverse change in its condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or of its properties,
(B) any material litigation or, to the extent known to the Company, any material governmental complaints, investigations or hearings against or otherwise involving the Company (or communications indicating that the same may be contemplated), or (C) the breach of any representation or warranty of the Company contained herein;

                    (v) shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed by the Company with the Commission subsequent to the date of this Agreement;

                    (vi) shall not enter into or amend any employment, severance or similar agreements or arrangements with any of its directors or executive officers, except (A) in the ordinary course of business consistent with past practice, or (B) as otherwise provided in this Agreement;

                    (vii) shall not authorize, propose or announce an intention to authorize or propose, or enter into negotiations or an agreement with respect to any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of any contract rights, which acquisitions, dispositions, releases or relinquishments would be outside the ordinary course of business and would involve aggregate consideration in excess of $100,000;

                    (viii) shall not issue any shares of capital stock or securities, except as permitted by the last sentence of Section 6.1(a), or effect any stock split or otherwise change its capitalization;

                    (ix) shall not grant, confer or award any options, appreciation rights, warrants, conversion rights, restricted stock, stock units, performance shares or other rights, not existing on the date hereof, with respect to any shares of its capital stock or other securities of the Company;

                    (x) shall not take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

                    (xi) shall not take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a transaction to be accounted for as a pooling of interests in accordance with APB No. 16;

                    (xii) except as required by applicable law (in which case prompt notice shall be given by the Company to Parent), shall not amend in any material respect the terms of the Company Benefit Plans, including without limitation any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

                    (xiii) shall not incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, except in the ordinary course of business;

                    (xiv) shall not make any loans or advances to any other Person, except in the ordinary course of business;

                    (xv) shall not make any material tax election other than in the ordinary course, or without the consent of Parent, which shall not unreasonably be withheld, settle or compromise any material tax liability;

                    (xvi) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests;

                    (xvii) shall not directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action; provided that cashless exercises of stock options shall not be in violation of this clause (xvii); and

                    (xviii) shall not agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article 4 hereof untrue or incorrect in any material respect as of the Closing Date.

         6.3 MEETING OF STOCKHOLDERS. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a Stockholders' Meeting as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Unless the Company Board by a majority vote determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that taking such action would constitute a breach of the Company Board's fiduciary duty, the Company Board shall recommend such approval, and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus.

         6.4 FILINGS; OTHER ACTIONS. Subject to the terms and conditions herein provided, the Company and Parent shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which other consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

         6.5 INSPECTION OF RECORDS. From the date hereof to the Effective Time, each of the Company and Parent shall (a) allow all designated officers, attorneys, accountants and other representatives of the other party reasonable access at all reasonable times to its respective offices, records and files, correspondence, audits and properties, as well as to all information relating to its respective commitments, contracts, titles and financial position, or otherwise pertaining to its respective business and affairs, (b) furnish to the other party and the other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (c) instruct its respective employees, counsel and financial advisors to cooperate with the other party in the other party's investigation of its respective business.

         6.6 PUBLICITY. The initial press release relating to this Agreement shall be a joint press release and thereafter, until the Effective Time, the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and similar self regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

         6.7 PROXY STATEMENT/PROSPECTUS.

              (a) Parent and the Company shall cooperate and promptly prepare and Parent shall file with the Commission as soon as practicable a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement"), with respect to the Parent Common Stock issuable in the Merger, which Registration Statement shall contain the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement/Prospectus").

              (b) The parties will cause the Proxy Statement/Prospectus, and Parent will cause the Registration Statement, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company shall cooperate with Parent, to have the Registration Statement declared effective by the Commission as promptly as practicable.

              (c) The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (iii) at the time of the Stockholders' Meeting, or (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall comply as to form and substance with the requirements of the Securities Act and the Exchange Act.

              (d) The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (iii) at the time of the Stockholders' Meeting, or (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall comply as to form and substance with the requirements of the Securities Act and the Exchange Act.

              (e) No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company or Parent without the approval of the other (except to the extent such amendment or supplement incorporates by reference other filings of the

Company or Parent). Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the Commission for additional information.

         6.8 AFFILIATE LETTERS. Promptly after the date hereof, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, as of the record date for the Stockholders' Meeting, Affiliates of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request with respect to such Affiliates. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an affiliate letter in form and substance reasonably acceptable to Parent in order to satisfy the requirements of Rule 145 of the Securities Act and APB No. 16 (collectively, "Affiliate Letters"). Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters. Subject to the receipt by Parent of satisfactory representations and warranties from the relevant holders and/or brokers, such legends shall be removed and such transfer instructions terminated at the earliest possible date under all applicable laws and regulations.

         6.9 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the filing of the Registration Statement or Proxy Statement/Prospectus with the Commission and the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement/Prospectus shall be shared equally by the Company and Parent.

         6.10 EMPLOYEE BENEFITS.

              (a) From and after the Effective Time, Parent shall provide or cause the Surviving Corporation to provide to persons who are employees of the Company at the Effective Time and who will continue as employees of the Surviving Corporation after the Effective Time (the "Company Personnel") the same employee compensation and benefit plans, programs and arrangements as are provided to other employees of Parent employed in similar capacities to such Company Personnel; provided, however, that subject to the foregoing, Parent shall not be precluded from amending or terminating any particular plan, program or arrangement, or from substituting any such plans, programs or arrangements with plans, programs or arrangements applicable and available to other employees of Parent and its Subsidiaries.

              (b) Following the Effective Time, Parent shall cause the benefit plans covering the Company Personnel following the Effective Time (the "Future Benefit Plans") to continue to recognize the service credit of the Company Personnel accrued as of the Effective Time under the Company Benefit Plans for purposes of participation, eligibility and vesting of benefits, to the extent permissible by the terms of such Future Benefit Plans.

         6.11 AGREEMENTS. Between the date hereof and the Closing Date, the Company shall not enter into any agreement which the Company knows or has reason to know is reasonably likely to cause any major customer of the Company to terminate any material contracts, agreements or other obligations that exist between that customer on the one hand, and the Company (or the Company following the Merger), on the other hand and the Company shall take all reasonable action appropriate to an effort to avoid such termination.

         6.12 TAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby; provided, however, that the Company and the Company Board shall not be required to grant such approvals or take such actions if the Company Board, by majority vote, determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that granting such approvals or taking such actions would constitute a breach of the Company's Board's fiduciary duties.

         6.13 INTERIM OPERATIONS OF PARENT.

              (a) Prior to the Effective Time, except as contemplated by any other provision of this Agreement, unless the Company has consented in writing thereto, Parent:

                    (i) shall promptly notify the Company of (A) any material adverse change in its condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or of its properties,
(B) any material litigation or, to the extent known to Parent, any material governmental complaints, investigations or hearings against or otherwise involving Parent (or communications indicating that the same may be contemplated), or (C) the breach of any representation or warranty of Parent contained herein;

                    (ii) shall promptly deliver to the Company true and correct copies of any report, statement or schedule filed by Parent with the Commission subsequent to the date of this Agreement;

                    (iii) shall not take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

                    (iv) shall not take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a transaction to be accounted for as a pooling of interests in accordance with APB No. 16; and

              (b) shall not agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article 5 hereof untrue or incorrect in any material respect as of the Closing Date.

         6.14 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

              (a) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain the respective provisions that are set forth, as of the date of this Agreement, in the Articles of Incorporation and the By-laws of the Company dealing with indemnification of officers, directors and employees of the Company and other persons specified therein, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder with respect to actions or events occurring prior to the Effective Time of individuals who were entitled to such indemnification prior to the Effective Time.

              (b) The Surviving Corporation shall maintain in effect for at least six years from the Effective Time directors' and officers' liability insurance with an insurance company rated at least "A" by A.M. Best Company, covering the persons who, as of the date of this Agreement, are covered by the Company's directors' and officers' liability insurance policy (the "Current Policy"). The coverage provided by the directors' and officers' liability insurance maintained by the Surviving Corporation shall be substantially similar to the coverage provided by the Current Policy.

              (c) Parent shall guarantee the obligations of the Surviving Corporation provided by this Section 6.14.

              (d) This Section 6.14 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, and shall be enforceable by the indemnified parties.

         6.15 RULE 145 COMPLIANCE . For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use reasonable efforts to comply with Rule 144(c)(1) under the Securities Act.

         6.16 TAX MATTERS. Each party represents and warrants to the other parties that the statements in the proposed form of certificate of such party (each, a "Party's Certificate" and, together, the "Parties' Certificates") to be delivered by such party in connection with the opinions to be delivered pursuant to Article 7 are true and correct as of the date hereof, assuming for purposes of this sentence that the Merger had been consummated on the date hereof. Each party agrees that, at and prior to the Effective Time, it will not take any action that would cause any of the statements in such party's Party's Certificate to be false as of the Effective Time. Unless (and then only to the extent) otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by a similar applicable provision of state or local income or franchise tax law, each party agrees (i) to report the Merger on all tax returns and other filings as a tax-free reorganization within the meaning of Section 368(a) of the Code and
(ii) not to take any position in any audit, administrative proceeding or litigation that is inconsistent with the characterization of the Merger as such a reorganization.

                                   ARTICLE 7
                              CONDITIONS TO CLOSING

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the holders of the issued and outstanding shares of capital stock of the Company.

              (b) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction in the United States which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its best efforts to have any such injunction lifted.

              (c) The Registration Statement shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all material approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

              (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for the filing of the Articles of Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Parent (and its Subsidiaries) and the Company, taken as a whole, following the Effective Time.

         7.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and the Company shall have received a certificate of an executive officer of Parent, dated the Closing Date, certifying to such effect.

              (b) The Company shall have received, prior to the effective date of the Registration Statement, the opinion of Chrisman, Bynum & Johnson, P.C., counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that the Company, Parent and Merger Sub each will be a party to that reorganization within the meaning of section 368(b) of the Code, and such firm shall have reconfirmed such opinion as of the Closing Date. In rendering such opinion, Chrisman, Bynum & Johnson, P.C. may require and rely upon such certificates of the Company, Parent and Merger Sub and/or their respective officers or principal stockholders as are customary for such opinions.

              (c) From the date of this Agreement through the Effective Time, there shall not have occurred a Parent Material Adverse Effect.

         7.3 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and Parent shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

              (b) Parent shall have received a letter of Arthur Andersen LLC, its independent public accountants, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

              (c) Parent shall have received, prior to the effective date of the Registration Statement, the opinion of Thelen Reid & Priest LLP, counsel to Parent and Merger Sub, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that the Company, Parent and Merger Sub each will be a party to that reorganization within the meaning of section 368(b) of the Code, and such firm shall have reconfirmed such opinion as of the Closing Date. In rendering such opinion, Thelen Reid & Priest LLP may require and rely upon such certificates of the Company, Parent and Merger Sub and/or their respective officers or principal stockholders as are customary for such opinions.

              (d) The Stock Purchase Plan shall have been terminated and any stock and/or cash distributed thereunder as set forth in Section 3.2(d)(iv).

              (e) From the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect.

                                   ARTICLE 8
                                  TERMINATION

         8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

         8.2 TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 2000, or (b) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at the Stockholders' Meeting or any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to paragraph (a) of this Section 8.2, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by December 31, 2000.

         8.3 TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in paragraph (a) of Section 7.1, by action of the Company Board, if (a) the Company Board, by majority vote, determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that terminating this Agreement and abandoning the Merger is required by the Company Board's fiduciary duties, or (b) there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement that has had or is reasonably likely to have a Parent Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent.

         8.4 TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, if (a) the Company Board shall have (i) withdrawn or modified in a manner materially adverse to Parent its approval or recommendation of this Agreement or the Merger or (ii) recommended an Alternative Proposal to the Company stockholders, or (b) there has been a breach by the Company of any representation or warranty contained in this Agreement that has had or is reasonably likely to have a Company Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company.

         8.5 EFFECT OF TERMINATION AND ABANDONMENT.

              (a) If this Agreement is terminated by the Company or Parent pursuant to Section 8.2(b), 8.3(a) or 8.4(a), and (x) prior to such termination, a proposal with respect to a Transaction shall have been made, and (y) within two (2) years after such termination, either the Company enters into any agreement with respect to a Transaction whereby any third party shall acquire beneficial ownership of more than 50% of the Company's (i) outstanding shares of voting stock or (ii) assets (measured by fair market value), then the Company shall pay Parent, by wire transfer of immediately available funds, a fee (the "Termination Fee") of Five Million Dollars ($5,000,000) within fifteen (15) business days after the execution of such agreement or the consummation of such acquisition (whichever shall first occur).

              (b) The Company acknowledges that the agreements contained in this
Section 8.5 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee when due and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company, the Company shall reimburse Parent for its costs and expenses (including attorneys' fees) incurred in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate, as then quoted in The Wall Street Journal, from the date the Termination Fee was required to be paid.

              (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, all obligations of the parties hereto shall terminate, except (i) the obligations of the parties set forth in this Section 8.5 and Section 6.9, (ii) the provisions of Sections 9.3, 9.6, 9.9 and 9.13, and (iii) the Confidentiality Agreement previously executed between the Company and Parent (the "Confidentiality Agreement"). Moreover, in the event of termination of this Agreement pursuant to Section 8.3 or 8.4, nothing herein shall prejudice the ability of the nonbreaching party from seeking damages, after taking into account payment of the Termination Fee, if such fee has been paid, from any other party for any willful breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

         8.6 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9
                               GENERAL PROVISIONS

         9.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the covenants contained in Article 3, Section 6.9, Section 6.14 and this Article 9 shall survive the Merger, but not beyond the extent, if any, specified therein.

         9.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         If to Parent or Merger Sub:

                           Advanced Energy Industries, Inc.
                           1625 Sharp Point Drive
                           Fort Collins, Colorado 80525
                           Attn.: Richard P. Beck
                           Facsimile: (970) 407-5300

         with copies to:


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


                           Thelen Reid & Priest LLP
                           333 West San Carlos Street, 17th Floor
                           San Jose, CA  95110-2701
                           Attn.:  Jay L. Margulies, Esq.
                           Facsimile:  (408) 287-8040

         If to the Company:

                           Engineering Measurements Company
                           600 Diagonal Highway
                           Longmont, Colorado 80501
                           Attn.:  Charles E. Miller
                           Facsimile:  (303) 678-7152

         with copies to:

                           Chrisman, Bynum & Johnson, P.C.
                           1900 Fifteenth Street
                           Boulder, CO 80302
                           Attn: G. James Williams, Jr.
                           Facsimile: (303) 449-5426

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         9.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary (except as provided in Section 6.14), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.4 ENTIRE AGREEMENT. This Agreement, the Exhibits, the Company Disclosure Schedule, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.


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


         9.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its rules of conflict of laws.

         9.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         9.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         9.9 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other business entities and vice versa.

         9.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         9.11 INCORPORATION OF EXHIBITS. The Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         9.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Colorado court, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.14 KNOWLEDGE. For purposes of this Agreement, (a) "to the knowledge of the Company" or words of like import shall mean to the knowledge of Charles Miller or William Ringer, and (b) "to the knowledge of Parent" or words of like import shall mean to the knowledge of Douglas Schatz, Richard Beck or Joseph Monkowski.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year set forth in the Preamble hereto.

COMPANY:                                  ENGINEERING MEASUREMENTS COMPANY


                                          By: /s/ Charles E. Miller
                                             -----------------------------------
                                          Name: Charles E. Miller
                                          Title:  President



MERGER SUB:                               FLOW ACQUISITION CORPORATION


                                          By: /s/ Douglas S. Schatz
                                             -----------------------------------
                                          Name: Douglas S. Schatz
                                          Title: Chief Executive Officer



PARENT:                                   ADVANCED ENERGY INDUSTRIES, INC.


                                          By: /s/ Douglas S. Schatz
                                             -----------------------------------
                                          Name: Douglas S. Schatz
                                          Title: Chief Executive Officer